Exhibit 10.15

April 30, 2021

Michael Burgess

VIA E-MAIL

TURNSTONE EXECUTIVE DIRECTOR OFFER LETTER

Dear Michael:

On behalf of Turnstone Biologics Corp. (the “Company”), we would like to invite you to join the Company’s Board of Directors (the “Board”) by serving as an Executive Director, in which role you will also serve in the newly formed role of Executive Chairman of R&D, where you will initially act as Chair of the Science and Technology Committee of the Board (the “S&T Committee”), as Chair of the Company’s Scientific Advisory Board (the “SAB”), as an advisor to the senior management of the Company including senior members of the Company’s research and development team, and participate in limited external interactions associated with the Company’s financing activities. If you are willing to accept this position, then we would promptly seek Board and stockholder approval of this role.

In terms of interacting with Company personnel, we would anticipate that you would be available for quarterly Board meetings, quarterly S&T Committee meetings, annual SAB meetings, and other Board calls as necessary, and to provide advisory services to the Company, including monthly meetings with and periodic calls or emails from Company executives and advisors as needed. We also anticipate that you would assist with the onboarding and integration of a new Chief Scientific Officer of the Company. We would plan to list you on corporate materials and on our website as an Executive Director of the Board.

The terms of the offer (the “Agreement”) are described below. This Agreement will be effective as of May 10, 2021 (the “Effective Date”), subject to Board and stockholder approval.

1. Duties. We anticipate that, in addition to your service on the Board, you would commit up to 12 hours per month to your duties as Executive Director, as the role would require direct involvement in providing strategic advice to the Company to advance our R&D strategy to maximally leverage the Company’s assets. You would also actively engage and communicate with the Board, CEO, executive team, R&D leadership, and potential strategic counterparties and investors, as appropriate.

2. Compensation. In recognition of the efforts that this role would entail, and in consideration for your service as a member of the Board, if elected, you would be paid a stipend of $50,000 per year, paid on a quarterly basis. As a member of the Board, you will, of course, be reimbursed for reasonable travel and other costs incurred for attending each meeting and conducting Company business. Turnstone agrees to pay a prorated 2021 Performance Bonus in Q1 of 2022 in alignment with the payout of the rest of the organization.

3. Stock Options. You acknowledge and agree that, as of the Effective Date, you hold options to purchase (i) up to 697,757 shares of the Company’s Common Stock (“Common Stock”) pursuant to the Turnstone Biologics Inc. Amended and Restated Equity Incentive Plan (the “2016 Plan”), of which 72,683 are unvested as of the Effective Date (the “Unvested 2016 Options”), and (ii) up to 782,936 shares of Common Stock pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), of which 424,091 are unvested as of the Effective Date (the “Unvested 2016 Options”). The Company hereby confirms that you will remain a “Participant” under the 2016 Plan throughout your transition to Executive Director and that your transition to Executive Director constitutes, and will be treated by the Company as, “Continuous Service” for purposes of the 2018 Plan. As a result, the options you hold will not be cancelled as a result of your transition to Executive Director, and the options shall continue to vest and become exercisable in accordance with the terms of the 2016 Plan and 2018 Plan. As a condition of entering into this Agreement, you agree that, notwithstanding anything to the contrary in the 2016 Plan, the 2018 Plan, or in any option grant agreement or other agreement between you and the Company: (a) the Unvested 2016 Options shall vest and become exercisable in a series of 48 successive equal monthly installments measured from the Effective Date, and (b) the Unvested 2018 Options shall vest and become exercisable in a series of 48 successive equal monthly installments measured from the Effective Date, in each case subject to your Continuous Service (as defined in the 2018 Plan) as of each such date. Any further grants of stock, stock options and any other benefits granted to you for service on the Board will be provided to you contingent upon active membership and participation in the Board. Should your Continuous Service terminate for any reason, all stock options held by you will terminate in accordance with the 2016 Plan or 2018 Plan, as applicable. The exception to this being that if the Company terminates this agreement and this event occurs within the first year following the effective date of the agreement then all vested options may be exercised within 15 months of the date of this agreement. Unvested share options will immediately cease to vest as vesting is subject to Continuous Service.

4. Ownership of Work Product. You hereby irrevocably assign, grant and convey to the Company all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by you, to which you contribute, or which relates to your services as a director (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. You further agree to assist the Company in every proper way to enforce its rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Company’s rights relating to the Work Product.

5. Artist’s, Moral and Other Rights. If you have any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), you agree to waive enforcement worldwide of such rights against the Company. In the event that you have any such rights that cannot be assigned or waived, you hereby grant to the Company a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (a) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (b) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

6. Representations and Warranties. You represent and warrant that: (a) you have the full right and authority to enter into this Agreement and serve the Company in the capacity of Executive Director; (b) you have the right and unrestricted ability to assign the Work Product to the Company as set forth in Sections 4 and 5; (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.

7. Director Relationship. You acknowledge that you are a director and not an employee of the Company. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. As Executive director, you acknowledge that you will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes related to your compensation hereunder. The Company will not withhold any taxes or prepare W-2 Forms for you, but will provide you with a Form 1099, if required by law. The Company will regularly report amounts paid to you with the appropriate taxing authorities, as required by law.

8. No Employee Benefits. You acknowledge and agree that you shall not receive any employee benefits of any kind from the Company. You are excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement. You specifically waive any and all rights, if any, to participation in any of the Company’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Company to its employees.

9. No Conflict of Interest. You acknowledge your obligations to the Company and agree that during the period that you serve as Executive Director, you will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Company. You also agree not to enter into any agreement or perform any services which would conflict or interfere with your obligations to the Company. You warrant that you are not party to any other contract that prevent or impede your ability to serve as Executive Director.

10. Confidential Information. You agree to hold the Company’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. You also agree not to use any of Company’s Confidential Information for any purpose other than performance of your duties as Executive Director. “Confidential Information” as used in this Agreement shall mean all information disclosed by the Company to you, or otherwise, regarding Company or its business obtained by you that is not generally known in the Company’s trade or industry and shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or you in the course of Company’s business. Your obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that you can document by competent proof that such portion: (i) is in the public domain through no fault of yours; (ii) has been rightfully independently communicated to you free of any obligation of confidence; or (iii) was developed by you independently of and without reference to any information communicated to you by Company. In addition, you may disclose the Company’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to you by Company is the sole and exclusive property of Company or its suppliers or customers. Nothing in this Agreement shall limit your right to report possible violations of law or regulation to any federal government agency or similar state or local agency. Pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11. Personal Information. With respect to any Confidential Information that constitutes personal data, personal information, personally identifiable information or similar information under applicable privacy or data security laws (collectively, “Personal Information”), you agree you will not (x) sell Personal Information or (y) retain, use or disclose Personal Information for any purpose other than the specific purpose of fulfilling your obligations hereunder. For the avoidance of doubt, the foregoing prohibits you from “selling” Personal Information, as defined in the California Consumer Privacy Act of 2018 (as amended, the “CCPA”), and from retaining, using, or disclosing Personal Information outside of the direct business relationship between you and Company or for a “commercial purpose” (as defined in the CCPA). You hereby certify that you understand the obligations under this Section 11 and will comply with them. You shall use reasonable security measures appropriate to the nature of any Personal Information in your possession or control to protect the Personal Information from unauthorized access, destruction, use, modification, or disclosure. You and the Company acknowledge and agree that your access to Personal Information is not part of the consideration exchanged by the parties in respect of the Agreement. If any individual contacts you to make a request pertaining to their

Personal Information, you shall promptly forward the request to the Company and shall not respond to the individual except as instructed by Company. You shall promptly take such actions and provide such information as Company may request to help Company fulfill requests of individuals to exercise their rights under the applicable privacy or data security laws, including, without limitation, requests to access, delete, opt-out of the sale of, or receive information about the processing of, Personal Information pertaining to them. You agree to cooperate with Company to further amend the Agreement as may be necessary to address compliance with applicable privacy or data security laws.

12. Solicitation. You agree that during the term of this Agreement and for one year thereafter, you will not encourage or solicit any employee or consultant of Company to leave Company for any reason.

13. Section 409A.

a. Notwithstanding anything to the contrary herein, the following provisions apply to the extent benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Such benefits shall not commence until you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of payments hereunder is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and such payments are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death. The parties acknowledge that the exemptions from application of Section 409A are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of benefits may preclude the ability of benefits provided under this Agreement to qualify for an exemption.

b. It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

14. Section 280G; Limitations on Payment.

a. If any payment or benefit you will or may receive from the Company or otherwise under this Agreement (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

b. Notwithstanding any provision of Section 11(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

c. Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

d. If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

15. Term and Termination. You shall continue to serve on the Board from the time of your appointment to the Board until the date upon which you are not reelected by the stockholders of the Company or upon your earlier removal or resignation. Upon such removal, resignation or lack of reelection, this Agreement shall immediately terminate. In addition, either party may terminate the engagement and this Agreement at any time upon not less than thirty (30) days’ prior written notice, for any or no reason, with or without cause. Upon any termination or expiration of this Agreement, you (i) shall resign from the Board, the S&T Committee and the SAB (if you have not previously resigned) unless otherwise requested by the Company in writing; (ii) shall immediately discontinue all use of the Company’s Confidential Information delivered under this Agreement; (iii) shall delete any such Confidential Information of the Company from your computer storage or any other media, including, but not limited to, online and off-line libraries; and (iv) shall return to the Company, or, at the Company’s option, destroy, all copies of such Confidential Information then in your possession. In the event either party terminates this Agreement, you will not receive any additional consulting fees or other compensation as of the date of termination. In the event that the Company terminates this Agreement and requests in writing that you do not resign from the Board, the Company expects that (i) you would receive compensation for your service on the Board commensurate with other non-executive, independent members of the Board, who are currently compensated at the rate of $30,000 per year, and (ii) any unvested options held by you would continue to vest in accordance with their terms as a result of your Continuous Service as a director after such termination.

16. Insurance. The Company has in place customary Directors and Officers insurance and so naturally you will be covered by this policy as Executive Director.

17. Indemnification Agreement. The Company will provide you with indemnification pursuant to its standard form of indemnification agreement, which is also included with this letter. This agreement will be effective as of the Effective Date. You will also be covered under any directors and officers insurance policy obtained by the Company.

18. Miscellaneous. This Agreement and the duties performed hereunder are personal to you and you do not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so will be void. Any breach of Sections 4, 5, 10, 11 or 12 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. This, along with the Separation Agreement, is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Any notice will be given in writing by first class mail, fax or electronic mail and addressed to the party to be notified at the address below, or at such other address, fax number or e-mail address as the party may designate by 10 days’ advance written notice to the other party.

We look forward to your role on the Board. Should you have any questions with respect to this opportunity or the terms in this letter, please feel free to contact me. Otherwise, please indicate your acceptance of the terms and conditions set forth in this letter by signing in the space provided below and returning one executed copy of this letter to me at your earliest convenience.

Sincerely,

TURNSTONE BIOLOGICS CORP.

By:	/s/ Sammy Farah 02-May-2021
Name:	Sammy Farah
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Michael Burgess
Michael Burgess

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